Exhibit 4.174
BUSINESS SUPPORT SYSTEM LICENSE AGREEMENT

This Business Support System License Agreement (this “Agreement”) is entered into on this 1st day of January, 2008 (“Effective Date”), in Shanghai, by and between Shanda Computer (Shanghai) Co., Ltd. (“Shanda Computer”), a wholly foreign-owned company organized and existing under the laws of the People’s Republic of China (the “PRC”), and Shanghai Shanda Networking Co., Ltd. (“Shanda Networking”), a domestic company organized and existing under the laws of the PRC.

1	DEFINITIONS

Except otherwise specifically defined in this Agreement or unless the context requires otherwise, the terms used in this Agreement shall have the meanings as set forth below:

1.1	“Term” shall be the duration of this Agreement stated in Article 2.3 hereof;

1.2
“Business Support System” shall mean technology information, know-how, design, drawing, process, method, data, program and other information that have been existing on the date of this Agreement or will be developed in the future, on case-by-case basis, as agreed by the Parties. “Business Support System” may be in writing or other appropriate forms and will be licensed by Shanda Computer to Shanda Networking under this Agreement. Details of Business Support System are described in Appendix 1 attached hereto.

1.3	“Parties” shall mean both Shanda Computer and Shanda Networking, and a “Party” means either one of them.

1.4	“PRC” shall mean the People’s Republic of China, and, for the purpose of this Agreement, excluding Taiwan, Hong Kong and Macau Special Administrative Regions.

1.5	“Licensed Region” shall mean Chongqing, Sichuan, Guizhou, Yunnan, Xizang, Shanxi[陕西], Gansu, Qinghai, Ningxia, Xinjiang, Beijing, Tianjin, Hebei, Shanxi[山西]， Neimenggu.

2	GENERAL TERMS

2.1
Shanda Computer hereby agrees to non-exclusively license the Business Support System to Shanda Networking and Shanda Networking hereby agrees to obtain such license from Shanda Computer pursuant to the terms and conditions of this Agreement.

2.2	Unless otherwise agreed by Shanda Computer in writing, Shanda Networking shall not acquire identical or similar technology license from any third party.

2.3	This Agreement shall be effective upon the execution hereof by the authorized representatives of the Parties and shall remain effective for a period of one (1) year.

2.4	The licensed technology hereunder is described in Schedule A hereto. The Parties may jointly make adjustment to Schedule A after the date of this Agreement.

3	LICENSE

3.1
In consideration of the payment of the license fee by Shanda Networking and the covenants made by Shanda Networking under this Agreement, Shanda Computer hereby grants Shanda Networking a license, to allow Shanda Networking to use the Business Support System in the Licensed Region; the Parties acknowledge that the territory of said license shall be the Licensed Region only.

3.2
Shanda Networking hereby agrees to use the Business Support System in accordance with the terms and conditions of this Agreement. It is further acknowledged that, without the written consent of Shanda Computer, Shanda Networking shall not sublicense or transfer the Business Support System to any third party.

3.3
During the term of this Agreement, Shanda Networking has the right to indicate, in advertisements and promotion materials in connection with online games, that the Business Support System is licensed by Shanda Computer to Shanda Networking.

3.4
The license for the Business Support System granted by Shanda Computer to Shanda Networking shall not be construed as a grant of any proprietary right in the Business Support System to Shanda Networking. The proprietary right or property rights to the Business Support System shall remain with Shanda Computer.

3.5
Shanda Networking acknowledges that Shanda Computer owns the Business Support System and enjoys the proprietary right to the Business Support System. Unless otherwise expressly provided herein or with prior written consent of Shanda Computer, Shanda Networking shall not use or apply for or register any copyright or patent right in connection with the Business Support System, nor shall Shanda Networking do or permit to be done anything that might directly or indirectly prevent Shanda Computer from registering the copyright to or any patents right in connection with the Business Support System.

4	DELIVERY OF TECHNOLOGY

Subsequent to the execution of this Agreement and upon the request of Shanda Networking, Shanda Computer shall deliver the Business Support System, including all necessary documents, to Shanda Networking within a reasonable time.

5	LICENSE FEE

The license fee payable hereunder shall be calculated and paid as follows:

5.1	The license fee payable by Shanda Networking to Shanda Computer hereunder shall be calculated as follows: License fee = unit price per player x number of online game players per month;

5.1.1	Unit price per player shall be described in Appendix 2.

5.2	Shanda Computer shall have the right to adjust the unit price per player in accordance with the actual business operation of Shanda Networking; and

5.3
Shanda Networking shall provide Shanda Computer with the online game players data, the number of users and income which is billed through the Business Support System, and other related data. Shanda Computer shall be entitled to check and verify the aforesaid data provided by Shanda Networking at any time.

6	PAYMENT OF LICENSE FEE

6.1	Payment of License Fee shall be made by Shanda Networking on a quarterly basis and shall be made within three (3) months following each quarter’s end.

6.2
The Parties understand and agree that, if Shanda Networking fails to make payment of the License Fee before the final due date within the time stipulated herein without the consent of Shanda Computer, Shanda Computer shall be entitled to request Shanda Networking to pay  overdue interest on the delinquent payment, and the rate for such overdue interest shall be the rate for short-term commercial loans on such due date published by the People’s Bank of China.

7	TECHNOLOGY ENHANCEMENT

After the effectiveness of this Agreement, if Shanda Computer makes developments and enhancements to the Business Support System any intellectual property or other right arising out of any further development and enhancement of Business Support System shall belong to Shanda Computer.

8	EXTENSION OF AGREEMENT

This Agreement shall remain effective during the term hereof, which will be automatically renewed for an additional one (1) year period upon expiry of each term unless Shanda Computer notifies Shanda Networking of its intention not to renew thirty (30) days before the current term expires.

9	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

10	EXECUTION

This Agreement shall be executed on or before the effective date hereof by the duly authorised representative of each Party of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

SHANDA COMPUTER (SHANGHAI) CO., LTD.

By:
Name: Chen Tianqiao
Title: Chief Executive Officer

SHANGHAI SHANDA NETWORKING CO., LTD.

By:
Name: Chen Danian
Title: Senior Vice President

Appendix 1:

Confidential
All rights Reserved by Shanda
Shanda Business Support System V1.6

Contents

1	The concept of Business Support System		3
	1.1	Passport	3
	1.2	Account	3
	1.3	Vpoint	3
2	Introduction of business support system		3
	2.1	Charge Module	3
	2.2	Consumption Module	4
	2.3	Interface Module	4
	2.4	Report Generator Module	5
	2.5	Finance Module	5
	2.6	Capability	5
	2.7	System Environment	5

The concept of business support system

Passport

To log into online games, a user ought to have a passport with its unique ID and password of his/her own, which is able to be registered freely in Shanda web site in China.

Account

To pay items in a specific game, a user ought to have an account to charge points from pre-paid card or other channels. The game account will keep the points as bank accounts for the users. If a user charges money into the account, the points will increase, and vice versa.

Vpoint

Vpoint is the in-game currency unit for virtual items or subscription, which is charged by real money. Therefore, a user will use Vpoint to pay what he/she wants to in game instead of real currency. Meanwhile, there is exchange rate between Vpoint and real currency.

Introduction of business support system

The business support system will manage the charge, consumption and storage of accounts and generate financial reports, which mainly contain the four modules: charge, consumption, interface and report generator.

Charge Module

The business support system provides users a series of channels to charge game accounts to get Vpoints in the games at their convenience. Generally speaking, a gamer will charge the accounts by the ways below:
●	Pre-paid Cards
●	SMS
●	Online Banks
●	Other Channels

Consumption Module

Meanwhile, the business support system provides users a series of channels to consume Vpoints at their convenience and let the game operator know what's happening in each account. Generally speaking, a gamer will consume the Vpoints by the ways below:
●	Transfer to another accounts
●	Purchase items in game clients.
●	Purchase items in web based shops in game portals
●	Others

Interface Module

The business support system provides a series of interfaces for partners, providing the potential for further development. We may classify them into two catalogs:
1.
For high-frequency communication, there will be interfaces for API functions, which are provided in the form of SDK to game developers for further development in the game. Nowadays, C/C++, java and .NET programming languages are supported.

2.	For high-frequency communication, such as web sites, there will be interfaces for Web Service, which is not related to programming languages, much flexible than the former one.

Report Generator Module

The business support system provides a generator to make up reports, which helps a lot for game live team to get the pictures about where the revenue comes from, for example：

●	Financial report of user's charge and consumption
●	Statistic report of in-game item consumption
●	Daily revenue report
●	Daily consumption report

Finance Module

The business support system provides a strong tool to generate financial reports accepted by international standards, which provides much convenience for both the developer and the operator of the games on royalty share.

Capability

The capability of business support system is highly related to the hardware which it runs on. The recommended numbers are:
Maximum registered accounts ＝ 50,000,000
Maximum concurrent users = 3,000,000

System Environment

●	For game server associated to the business support system：Windows Series, Linux and freeBSD。
●	For the business support system：
Linux/Solaris /HP-UX + ORACLE AS + Oracle DB 9i
Or Linux + Oracle DB

Appendix 2

Game Name	Mode	Game Category	Unit Price
Woool	Virtual Item	MMORPG	0.165
Woool	Paly Time	MMORPG	0.0165
Mir II	Virtual Item	MMORPG	0.165
Mir II	Paly Time	MMORPG	0.0165
BNB	Virtual Item	LEISURE	0.066
The Sign	Virtual Item	MMORPG	0.165
The Sign	Paly Time	MMORPG	0.0165
Getamped	Virtual Item	LEISURE	0.066
The Age	Virtual Item	MMORPG	0.0165
Maple Story	Virtual Item	MMORPG	0.0165
Magic Land	Virtual Item	MMORPG	0.0165
D.O.			0.0165
3G Hero	Virtual Item	LEISURE	0.066
RO	Virtual Item	LEISURE	0.066
RO	Paly Time	LEISURE	0.033
Shanda Richman	Virtual Item	LEISURE	0.066
Crazy Kart	Virtual Item	LEISURE	0.066
Archlord	Virtual Item	MMORPG	0.0165
Latale	Virtual Item	LEISURE	0.066
Kungfu Kids	Virtual Item	LEISURE	0.066
Tales Runner	Virtual Item	LEISURE	0.066
World Hegemony	Virtual Item	LEISURE	0.066
Push Push Online	Virtual Item	LEISURE	0.066
Disney Megic Board	Virtual Item	LEISURE	0.066
Popland	Virtual Item	LEISURE	0.066
D&D	Virtual Item	MMORPG	0.0165